Exhibit 99.1

NEWS RELEASE

Visteon Announces Third-Quarter 2016 Results

•	Solid financial performance – total Visteon

•	Sales of $770 million

•	Net income of $28 million

•	Adjusted EBITDA of $75 million

•	Electronics Product Group performance

•	Sales of $749 million

•	Adjusted EBITDA of $75 million

•	Adjusted free cash flow of $23 million

•	All-time high order backlog of $16.2 billion

•	Secured $4.1 billion of new business awards (lifetime revenue) in first three quarters of 2016

•	Third-quarter awards totaling $1.3 billion

•	Wins included second major award for SmartCore™ cockpit domain controller technology

•	Increased low end of 2016 full-year guidance for adjusted EBITDA and adjusted free cash flow

•	Accelerated share buyback program completed in October, with incremental 1.2 million shares delivered

VAN BUREN TOWNSHIP, Mich., Oct. 27, 2016 — Visteon Corporation (NYSE: VC) today announced third-quarter 2016 results, reporting sales of $770 million and net income attributable to Visteon of $28 million, or $0.81 per diluted share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $75 million for the third quarter, compared with $65 million in the same period last year. Adjusted net income, a non-GAAP financial measure as defined below, was $38 million for the third quarter, or $1.10 per diluted share. Average diluted shares outstanding during the third quarter totaled 34.4 million.

In the first three quarters of 2016, global vehicle manufacturers awarded Visteon new business wins amounting to $4.1 billion of lifetime revenue. Third-quarter wins totaled $1.3 billion. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $16.2 billion as of Sept. 30, 2016.

“During the quarter, our engineering and manufacturing execution was very strong, and we continue to improve margins and free cash flow despite lower than expected production volumes,” said Visteon President and CEO Sachin Lawande. “We also continue to win new business at a record pace. Our third-quarter wins included our second major award for our SmartCore™ cockpit domain controller technology for a 2020 European vehicle program, as well as a fully reconfigurable instrument cluster that extends this technology to a broader range of vehicles.”

Lawande added: “Our third-quarter results demonstrate our ability to increase margins while focusing on delivering long-term growth. As a result of our strong performance, we are increasing the low end of our full-year guidance for Electronics Product Group adjusted EBITDA and adjusted free cash flow.”

Third Quarter in Review

Visteon reported third-quarter sales of $770 million, a decrease of $38 million compared with the same quarter last year. Electronics Product Group sales totaled $749 million in the third quarter of 2016, a decrease of $22 million from the third quarter last year. The decrease is primarily related to lower production volumes and customer pricing partially offset by new business. Other operations sales totaled $21 million in the third quarter of 2016, a decrease of $16 million from the third quarter last year, primarily related to the sale of an Interiors European facility in 2015.

For the Electronics Product Group, on a regional basis, Asia accounted for 41 percent of sales, Europe 29 percent, North America 28 percent, and South America 2 percent.

Visteon gross margin for the third quarter of 2016 was $105 million or 13.6 percent of sales, 0.6 points higher than the prior year. Selling, general and administrative expenses were $53 million, or 6.9 percent of sales, for the third quarter, compared with $59 million, or 7.3 percent of sales, a year earlier.

For the third quarter of 2016, the company reported net income attributable to Visteon of $28 million, or earnings per share of $0.81 per diluted share, compared with $5 million and $0.12 for the same period in 2015. The third quarter improved by $23 million compared with the same period last year, primarily reflecting increased net income related to the Electronics Product Group and discontinued operations.

Third-quarter Visteon net income includes $13 million of impairment-related charges, and $5 million of restructuring expense, partially offset by income from discontinued operations of $7 million and $1 million in net gain on the sale of non-consolidated affiliates. Adjusted net income, which excludes these costs, was $38 million, or $1.10 per share.

Adjusted EBITDA for the Electronics Product Group was $75 million for the third quarter, compared with $67 million for the same quarter last year. The improvement primarily reflected cost efficiencies. Adjusted EBITDA for Other Operations was break-even, $2 million higher than adjusted EBITDA for the third quarter of 2015.

Cash and Debt Balances

As of Sept. 30, 2016, Visteon had global cash balances totaling $854 million. Total debt as of Sept. 30 was $371 million.

For the third quarter of 2016, Visteon generated $24 million of cash from operations, compared with $70 million in the same period a year earlier. Capital expenditures for the third quarter of 2016 were $19 million, compared with $29 million during the third quarter of 2015. Adjusted free cash flow was $25 million in the quarter, compared with $77 million in the third quarter of 2015. Adjusted free cash flow decreased year over year, reflecting timing of trade working capital and higher cash taxes.

Visteon generated $33 million of cash from operations related to the Electronics Product Group in the third quarter. Capital expenditures for the Electronics Product Group totaled $18 million and adjusted free cash flow was $23 million.

Share Repurchase

During the first quarter of 2016, Visteon entered into an accelerated stock buyback program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $395 million. Under the program, Visteon paid the financial institution $395 million and received an initial delivery of 4,370,678 shares of common stock using a reference price of $72.30. The program was concluded in October 2016 and the company received an additional 1,211,979 shares. In total, Visteon purchased 5,582,657 shares at an average price of $70.75 under this program.

Full-Year 2016 Outlook

Visteon increased the low-point for full-year 2016 guidance for adjusted EBITDA and adjusted free cash flow. Visteon’s Electronics Product Group sales guidance is $3.1 billion. Adjusted EBITDA for the Electronics Product Group is projected in the range of $325 million to $335 million. Adjusted free cash flow, as defined below, for the Electronics Product Group is projected in the range of $125 million to $150 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Oct. 27, at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 866-411-5196

Outside U.S./Canada: 970-297-2404

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 89207584. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 30, 2016. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Sales	$770	$808	$2,345	$2,436
Cost of sales	665	703	2,010	2,120

Gross margin	105	105	335	316
Selling, general and administrative expenses	53	59	163	182
Restructuring expense	5	3	22	18
Interest expense, net	5	2	10	13
Equity in net income (loss) of non-consolidated affiliates, net	—	(3)	3	8
Loss on debt extinguishment	—	—	—	5
Gain on sale of non-consolidated affiliates, net	1	—	1	62
Other expense, net	13	7	17	15

Income before income taxes	30	31	127	153
Provision for income taxes	5	10	27	43

Net income from continuing operations	25	21	100	110
Income (loss) from discontinued operations, net of tax	7	(11)	(15)	2,194

Net income	32	10	85	2,304
Net income attributable to non-controlling interests	4	5	12	41

Net income attributable to Visteon Corporation	$28	$5	$73	$2,263

Earnings per share data:
Basic earnings per share
Continuing operations	$0.62	$0.39	$2.47	$2.17
Discontinued operations	0.21	(0.27)	(0.42)	50.58

Basic earnings per share attributable to Visteon Corporation	$0.83	$0.12	$2.05	$52.75

Diluted earnings per share
Continuing operations	$0.61	$0.38	$2.44	$2.12
Discontinued operations	0.20	(0.26)	(0.41)	49.43

Diluted earnings per share attributable to Visteon Corporation	$0.81	$0.12	$2.03	$51.55

Average shares outstanding (in millions)
Basic	34.0	40.5	35.6	42.9
Diluted	34.4	41.4	36.0	43.9

Comprehensive income:
Comprehensive income	$35	$(18)	$106	$2,305
Comprehensive income attributable to Visteon Corporation	$31	$(19)	$96	$2,277

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30	December 31
	2016	2015
ASSETS
Cash and equivalents	$850	$2,728
Short-term investments	—	47
Restricted cash	4	8
Accounts receivable, net	497	502
Inventories, net	176	187
Other current assets	200	581

Total current assets	1,727	4,053

Property and equipment, net	342	351
Intangible assets, net	137	133
Investments in non-consolidated affiliates	47	56
Other non-current assets	120	88

Total assets	$2,373	$4,681

LIABILITIES AND EQUITY
Distribution payable	$15	$1,751
Short-term debt, including current portion of long-term debt	24	37
Accounts payable	429	482
Accrued employee liabilities	108	132
Other current liabilities	293	370

Total current liabilities	869	2,772

Long-term debt	347	346
Employee benefits	256	268
Deferred tax liabilities	25	21
Other non-current liabilities	82	75

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,246	1,345
Retained earnings	1,267	1,194
Accumulated other comprehensive loss	(167)	(190)
Treasury stock	(1,699)	(1,293)

Total Visteon Corporation stockholders’ equity	648	1,057
Non-controlling interests	146	142

Total equity	794	1,199

Total liabilities and equity	$2,373	$4,681

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
OPERATING
Net income	$32	$10	$85	$2,304
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	21	20	62	147
Equity in net income of non-consolidated affiliates, net of dividends remitted	1	2	(2)	—
Non-cash stock-based compensation	2	1	6	7
Loss (gain) on Climate Transaction	—	—	2	(2,332)
Loss on divestitures and impairments	2	1	4	17
Gain on sale of non-consolidated affiliates	(1)	—	(1)	(62)
Loss on debt extinguishment	—	—	—	5
Other non-cash items	14	1	15	4
Changes in assets and liabilities:
Accounts receivable	(12)	11	15	(7)
Inventories	10	3	15	(29)
Accounts payable	(28)	16	(45)	48
Accrued income taxes	7	(11)	(39)	135
Other assets and other liabilities	(24)	16	(79)	37

Net cash provided from operating activities	24	70	38	274
INVESTING
Capital expenditures	(19)	(29)	(56)	(151)
Climate Transaction withholding tax refund	—	—	356	—
Proceeds from Climate Transaction	—	—	—	2,664
Short-term investments	—	(52)	47	(52)
Loan to non-consolidated affiliates, net of repayments	4	1	(8)	(9)
Proceeds from asset sales and business divestitures	11	—	15	92
Payments for acquisition and divestiture of businesses	(15)	5	(15)	(19)
Other	—	2	—	6

Net cash (used by) provided from investing activities	(19)	(73)	339	2,531
FINANCING
Short-term debt, net	(1)	5	(11)	(1)
Principal payments on debt	(1)	—	(2)	(250)
Distribution payment	—	—	(1,736)	—
Repurchase of common stock	—	—	(500)	(500)
Dividends paid to non-controlling interests	—	—	—	(31)
Exercised warrants and stock options	—	5	—	24
Stock based compensation tax withholding payments	—	—	(11)	—
Other	—	—	—	(1)

Net cash (used by) provided from financing activities	(2)	10	(2,260)	(759)
Effect of exchange rate changes on cash and equivalents	2	(4)	6	(13)

Net increase (decrease) in cash and equivalents	5	3	(1,877)	2,033
Cash and equivalents at beginning of period	847	2,857	2,729	827

Cash and equivalents at end of period	$852	$2,860	$852	$2,860

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected as assets held for sale within other current assets on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, pension settlement gains and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Total Visteon	2016	2015	2016	2015
Electronics	$75	$67	$248	$211
Other	—	(2)	(7)	(8)

Adjusted EBITDA	75	65	241	203

Depreciation and amortization	21	20	62	62
Restructuring expense	5	3	22	18
Interest expense, net	5	2	10	13
Loss on debt extinguishment	—	—	—	5
Equity in net income of non-consolidated affiliates	—	3	(3)	(8)
Gain on sale of non-consolidated affiliates, net	(1)	—	(1)	(62)
Other expense, net	13	7	17	15
Provision for income taxes	5	10	27	43
(Income) loss from discontinued operations, net of tax	(7)	11	15	(2,194)
Non-cash, stock-based compensation expense	2	2	6	7
Net income attributable to non-controlling interests	4	5	12	41
Other	—	(3)	1	—

Net income attributable to Visteon	$28	$5	$73	$2,263

	Three Months Ended September 30		Nine Months Ended September 30		Estimated Full Year 2016**
Electronics *	2016	2015	2016	2015
Adjusted EBITDA	$75	$67	$248	$211	$325-$335
Depreciation and amortization	21	20	62	61	83
Restructuring expense	1	3	11	18	15
Interest expense, net	5	2	10	13	13
Equity in net (income) loss of non-consolidated affiliates	—	3	(3)	4	(5)
Gain on sale of non-consolidated affiliates, net	(1)	—	—	—	(1)
Other expense, net	—	7	3	29	7
Provision for income taxes	5	10	27	43	40
Net income attributable to non-controlling interests	4	5	12	17	16
Loss on debt extinguishment	—	—	—	5	—
Non-cash, stock-based compensation expense	2	2	6	10	8
Other	—	(3)	1	(3)	1

Net income	$38	$18	$119	$14	$148-$158
(Income) loss from discontinued operations, net of tax	(7)	11	15	(2,194)
All other loss, net of tax	17	2	31	(55)

Net income attributable to Visteon	$28	$5	$73	$2,263

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Total Visteon	2016	2015	2016	2015
Cash provided from operating activities - Electronics*	$33	$84	$112	$162
Cash (used by) provided from operating activities - discontinued operations and other	(9)	(14)	(74)	112

Cash provided from operating activities total Visteon	$24	$70	$38	$274
Capital expenditures	(19)	(29)	(56)	(151)

Free cash flow	$5	$41	$(18)	$123
Restructuring/transformation-related payments	20	36	94	126

Adjusted free cash flow	$25	$77	$76	$249

	Three Months Ended		Nine Months Ended
	September 30		September 30		Estimated Full Year 2016**
Electronics*	2016	2015	2016	2015
Cash provided from operating activities	$33	$84	$112	$162	$165 - $190
Capital expenditures	(18)	(26)	(54)	(63)	80

Free cash flow	$15	$58	$58	$99	$85 - $110
Restructuring/transformation-related payments	8	25	30	47	40

Adjusted free cash flow	$23	$83	$88	$146	$125 - $150

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Diluted earnings per share:
Net income attributable to Visteon	$28	$5	$73	$2,263
Average shares outstanding, diluted (in millions)	34.4	41.4	36.0	43.9

Diluted earnings per share	$0.81	$0.12	$2.03	$51.55

Adjusted earnings per share:
Net income attributable to Visteon	$28	$5	$73	$2,263
Restructuring expense	5	3	22	18
Loss on debt extinguishment	—	—	—	5
Gain on sale of non-consolidated affiliates, net	1	—	1	62
Other expense, net	13	7	17	15
Other	—	(3)	1	29
Income (loss) from discontinued operations, net of tax	7	(11)	(15)	2,194

Adjusted net income	$38	$23	$127	$74
Average shares outstanding, diluted (in millions)	34.4	41.4	36.0	43.9

Adjusted earnings per share	$1.10	$0.56	$3.53	$1.69

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.